Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No.333-82202, 333-87338, and 333-204446) on Forms S-8 and the Registration Statement (No. 333-226861) on Form S-3 of Financial Institutions, Inc., of our reports dated March 8, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Financial Institutions, Inc., appearing in this Annual Report on Form 10-K of Financial Institutions, Inc. for the year ended December 31, 2018.

/s/ RSM US LLP

Chicago, Illinois

March 8, 2019